Exhibit 99.1

XTRA-GOLD RESOURCES CORP.

NEWS RELEASE	January 15, 2009

Ankaase Trench Results Confirm New Significant Gold Zone

“Ashanti” Style Shear Zone Gold Mineralization Traced Over 1.4 km

Xtra-Gold Resources Corp. (‘Xtra-Gold’ or ‘the Company’) – ‘XTGR’ (OTCBB – NASD) is pleased to announce gold assay results from a scout trenching program carried out on its wholly-owned Ankaase Gold Trend Project, located in the Kibi – Winneba greenstone belt (“Kibi Gold Belt”), in Ghana, West Africa. Highlights from trenching presently restricted to the southern 1.4 km strike extent of the over 3.5 km long Ankaase gold-in-soil anomaly include channel sample intercepts of 1.75 grams per tonne (g/t) gold over 18 meters; 1.79 g/t gold over 24 meters; 4.73 g/t gold over 6 meters; and 2.08 g/t gold over 14 meters, including 6.52 g/t gold over 4 meters. This initial reconnaissance trenching program yielded very encouraging results and confirmed that the extensive Ankaase gold-in-soil trend is spatially associated with a typical “Ashanti” style shear zone setting developed proximal to a Birimian metavolcanic – metasediment contact with associated Belt granitoids.

The Ankaase Gold Trend Project lies at the northern extremity of the Kibi Gold Belt, on the Muoso Concession, approximately 19 km northeast of the Company’s flagship Kibi Gold Trend Project located on the Apapam Concession, on which an extensive system of classic granitoid – hosted gold mineralization is currently being defined by Xtra-Gold (January 8, 2009 Press Release). Although the Kibi Gold Belt is characterized by extensive alluvial (placer) gold deposits and a favorable geological - structural setting, it has been the subject of very limited modern, systematic exploration activity for bedrock-hosted gold targets. The discovery of these two significant gold mineralization systems along the eastern and western flanks of the prominent Atewa Range (“Kibi Gold Ridge”) further confirms the untapped potential of Xtra-Gold’s dominant Kibi Gold Belt land position; including 5 concessions totaling 226.24 km2.

The 2008 scout trenching program encompassed 19 hand dug trenches, ranging from 8 meters to 236 meters in length and from 1.5 meters to 3.5 meters in depth, and totaling 805 linear meters. The reconnaissance trenching was designed to test the geochemical signature at depth, within the in situ saprolite (oxidized rock) horizon, of the southern half (1.4 km) of the extensive Ankaase Gold Trend; an over 3.5 km long, NE – trending, anomalous gold-in-soil trend characterized by the widespread occurrence of auriferous quartz floats. Ankaase Gold Trend project location and soil geochemistry maps can be found on the Company website (www.xtragold.com).

Nine (9) out of the 19 trenches yielded significant gold intercepts as presented in Table 1; with an additional seven (7) trenches yielding anomalous, exploration significant gold values; and three (3) trenching failing to return any anomalous gold values.

Table 1: Significant Trench Intersections - Ankaase Gold Trend (Trenches #TMU001 to #TMU019))
Trench ID	From (meters)	To (meters)	[1] Trench Length (meters)	Gold Grams Per Tonne

TMU001	17.00	25.00	8.00	2.08
including	17.00	21.00	4.00	3.59
TMU002	42.00	44.00	2.00	13.70
TMU004	4.00	22.00	18.00	1.75
including	19.00	20.00	1.00	9.37
TMU004	47.00	58.00	11.00	1.24
including	48.00	52.00	4.00	2.75
TMU005	0.00	62.00	62.00	0.43
including	2.00	26.00	24.00	0.63
TMU008 - 010	N/A	N/A	24.00	1.79
including			1.00	7.00
TMU015	0.00	15.00	15.00	1.06
including	8.00	12.00	4.00	2.16
TMU016	20.00	26.00	6.00	4.73
TMU019	15.00	29.00	14.00	2.08
including	16.00	20.00	4.00	6.52
including	18.00	19.00	1.00	10.95
[1] Reported intercepts are trench – lengths; true width of mineralization is unknown at this time
Note: Trenches #TMU003, 011, 012, 013, 014, 017, and 018 yielded anomalous, exploration significant gold values. Trenches #TMU006, 007, and 009 yielded no anomalous gold values.

Trenching to date has intermittently traced an approximately 150 meter to 200 meter wide, NE-trending deformation zone over an approximately 1.4 km strike length. This structural corridor is characterized by several sub parallel, shear hosted, gold – bearing quartz vein zones ranging from less than 1 meter to approximately 24 meters in trench length; with individual quartz veins ranging from less than 1 cm to 5.5 meters in trench length. A granitoid body exhibiting widespread, low grade gold mineralization (0.43 g/t gold over 62 meters) exposed within trench TMU005 at the southwestern extremity of the Ankaase Gold Trend is also of significant exploration interest.

Additional trenching and geophysics are planned to better define the structural controls of the known mineralization and to test the northern half (approximately

1,7 km) of the over 3.5 km long Ankaase Gold Trend.

Quality Control

Reported intersections represent core – lengths or trench - lengths; true width of mineralization is unknown at this time. Individual sample results were length weighted to yield average composite interval grades as reported. Intersections are constrained with a 0.25 g/t gold minimum cut-off grade at the top and bottom of the intercept, with no upper cut-off grade applied, and a maximum of five (5) consecutive meters of internal dilution (less than 0.25 g/t gold). All internal intervals yielding above 10 g/t gold are indicated within the intersection. Intersections of less than 5 g/t gold x meter – grade thickness are not reported.

The Company has implemented a quality – control program to ensure best practice in the sampling and analysis of the drill core and trench channel samples. Drill core is HQ diameter in upper oxidized material (regolith) and NQ diameter in the lower fresh rock portion of the hole. Drill core is saw cut and half the core is sampled in standard intervals. The remaining half of core is stored in a secure location. Trench samples consists of continuous, horizontal channels collected from a canal excavated along the bottom sidewall of the trench (~ 0.10 meter above floor). All samples are transported in security – sealed bags to the ALS Chemex Laboratory in Kumasi, Ghana. Samples are analyzed by industry standard 50 gram fire assay fusion with atomic absorption spectroscopy (AAS) finish; with gravimetric finish on samples exceeding 10 g/t gold. The Company inserts a certified reference standard, analytical blank, and field duplicate sample in every batch of 20 drill core samples and every batch of 40 trench channel samples. Validation parameters are established in the database to ensure quality control.

Xtra-Gold’s Vice President, Exploration, Yves Clement, P.Geo, is the Qualified Person for the Kibi Gold Trend project, as defined in National Instrument 43-101 developed by the Canadian Securities Administrators, and has prepared or supervised the presentation of the technical data mentioned in this news release. Mr. Clement is a member in good standing of the Association of Professional Geoscientist of Ontario (APGO).

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with a dominant land position in the highly prospective and under explored Kibi – Winneba greenstone belt (“Kibi Gold Belt”) located in Ghana, West Africa. The Kibi Gold Belt exhibits many similar features to Ghana’s main gold belt, the Ashanti Belt. Approximately 116 million ounces of gold have been discovered to date in this neighboring, geologically analogous Birimian greenstone belt (based on publicly available information).

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore, President, at 416-579-2274.